Exhibit (a)(xi) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K
                                               (Amd. #13) - file stamped 1/18/00

                             FEDERATED UTILITY FUND, INC.

                                 ARTICLES OF AMENDMENT


     FEDERATED UTILITY FUND, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

      FIRST:      The charter of the Corporation is amended as follows:

            (a) by inserting, at the end of Article SEVENTH, a new subparagraph (i), to read:

                  "(i) To the extent permitted under Maryland law, without the vote of the shares of any class of stock of the Corporation then outstanding, the Corporation may, upon approval of a majority of the Board of Directors, sell and convert into money all the assets of any class or series of the Corporation. Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, belonging to the Corporation, or any class or series thereof, the Directors shall distribute the remaining assets of the Corporation ratably among the holders of the outstanding shares of the Corporation, or any affected class or series thereof."

            (b) by amending Article NINTH of the Articles of Incorporation to read:

                        "NINTH:     The Directors, with the approval of a vote
                        of the holders of a majority of the outstanding voting securities of any of all series or classes of the fund, as defined in Section 2(a)(42) of the Investment Company Act of 1940, may by unanimous action sell and convey the assets of the Corporation to another trust or corporation organized under the laws of any state of the United States, which is a diversified open-end management investment company as defined in the Investment Company Act of 1940, for an adequate consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Corporation and which may include shares of beneficial interest or stock of such trust or corporation. Upon making provision for the payment of all such liabilities, by such assumption or otherwise, the Directors shall distribute the remaining proceeds ratably among the holders of the shares of the Corporation then outstanding."

     SECOND: The foregoing amendments to the charter of the Corporation were approved by the Board of Directors of the Corporation; and have been duly approved by the shareholders of the Corporation at a special meeting of shareholders held on March 26, 1999.

     IN WITNESS WHEREOF, Federated Utility Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of January 13, 2000, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.


WITNESS:                         FEDERATED UTILITY FUND, INC.




/s/ C. Grant Anderson               By:  /s/ J. Christopher Donahue
---------------------------------      ---------------------------------
C. Grant Anderson                        J. Christopher Donahue
Assistant Secretary                      Executive Vice President